Exhibit 10.1

                              EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the "Agreement"), between The Bank of the Pacific, a Washington business corporation ("The Bank") and Denise Portmann ("Officer") is dated as of April 21, 2005 and will be effective April 1, 2005.

RECITALS

A. The Bank of the Pacific is a Washington banking corporation. The Bank is engaged in the business of commercial banking in Grays Harbor County, Pacific County, Skagit County, Whatcom County, and Wahkiakum County, Washington. The Bank also engages business in Oregon Counties.

B. The Officer represents that she has considerable experience, expertise and training in finance related to banking and services offered by The Bank. The Bank desires and intends to employ the Officer pursuant to the terms and conditions set forth in this Agreement.

C. Both The Bank and the Officer have read and understand the terms and provisions set forth in this Agreement, and have been afforded a reasonable opportunity to review this Agreement and to consult with an attorney.
                                    AGREEMENT

            The parties agree as follows:

  1. Employment. The Bank will employ the Officer for the Term, except as specifically stated herein, and the Officer accepts employment with The Bank on the terms and conditions set forth in this Agreement. The Officer's title will be Senior Vice President.

  2.  Effective Date and Term.

         (a) Effective Date. This Agreement is effective as of the 1st day of April, 2005

         (b) Term. The initial term of this Agreement is two years (24 months), beginning on the Effective Date stated in paragraph 2(a), after which it shall renew annually for a term of one year (12 months) unless notice of termination or nonrenewal is provided by either party pursuant to paragraph 4(a).

  3. Duties. The Officer will serve as the Senior Vice President for the Bank and faithfully and diligently perform the duties assigned to the Officer by the CEO. The Officer will report directly to the CEO of The Bank. The Officer will use her best efforts to perform her duties and will devote all her working time and attention to these duties.

  4.  Compensation.

         (a) Salary. Initially, the Officer will receive an annualized salary of $85,000.00 per year, to be paid at regular intervals by The Bank in accordance with its regular payroll schedules.

         (b) Incentive Compensation. Officer will be eligible to participate in an incentive plan relative to The Bank's approved plan. The plan will be approved each year by The Bank's board of directors.

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         (c)   Standard  Benefits.  The Bank will  provide  to the  Officer  the standard Officer benefits provided in accordance with The Bank's benefit plans and policies, including but not limited to health insurance, disability insurance, life insurance and four (4) weeks of paid vacation per year accrued in accordance with The Bank's benefit plans and policies. The Officer also will be entitled to participate in retirement plans, including 401(k) plans. The Officer will also be entitled to participate in stock bonus or stock option plans generally available to senior executives of The Bank.

         (d) Auto Allowance The Bank will provide a monthly auto allowance of $250.00, unless a bank owned vehicle is assigned to the Officer in lieu of an auto allowance.

         (e) Expense. The Bank will reimburse the Officer for all reasonable expenses that the Officer may incur in the performance of her duties. The Officer will request reimbursement and provide documentation of such expenses within a reasonable time, but no later than 90 days after the expense has been incurred.

  5.  Termination.

         (a) Notice of Termination or Nonrenewal. Either party may unilaterally terminate or decline to renew this Agreement for any reason by providing the other party with written notice of the termination or nonrenewal no less than ninety (90) days prior to the termination date or the final date of the then current Term of this Agreement.

               i. Termination or Nonrenewal by The Bank: In the event that the Bank provides the Officer with a notice of termination without cause or nonrenewal under this paragraph, The Bank will pay to the Officer her salary from the date of the notice for the balance of the then current Term or for six
                   (6) months from the date of the notice, whichever is greater, and in its discretion will advise the Officer of those duties and responsibilities, if any, it wants her to perform during this time.

         (b) Termination by The Bank for Cause. Notwithstanding paragraph 4(a), The Bank may immediately terminate this Agreement with no advance notice if termination is for cause. For purposes of this Agreement, "cause" means dishonesty; fraud; commission of a felony or of a crime involving moral turpitude; deliberate violation of statutes, regulations, or orders pertaining to financial institutions or reckless disregard of such statutes, regulations, or orders; destruction or theft of Bank property or assets of customers of The Bank; physical attack of a fellow Officer or a customer; intoxication at work; use of narcotics or alcohol to an extent that materially impairs Officer's performance of her duties; willful malfeasance or gross negligence in the performance of Officer's duties; violation of law in the course of employment that has a material adverse impact on The Bank, its Officers, or its customers; Officer's refusal to perform Officer's duties; Officer's refusal to follow reasonable instructions or directions; misconduct materially injurious to The Bank; significant neglect of duty; or any material breach of Officer's duties or obligations to The Bank that results in material harm to The Bank. If termination occurs under this paragraph, the Officer will be entitled to receive only the salary earned through the date this Agreement is terminated and shall not be entitled to any payment pursuant to paragraph 4(a), and except as otherwise provided by law, participation in benefit plans ceases upon termination of this Agreement.

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         (c)   Death  or  Disability.   Notwithstanding   paragraph  4(a),  this
               Agreement will terminate immediately upon the Officer's death. Notwithstanding paragraph 4(a), if the Officer is unable to perform her duties and obligations under this Agreement for a period of 60 days as a result of a disability that substantially limits one or more of her major life activities, this Agreement will terminate immediately upon expiration of such 60 day period unless Officer is thereafter able to perform the essential functions of the position referenced in paragraph 2(c) with or without a reasonable accommodation. If termination occurs under this paragraph, the Officer or her estate will be entitled to receive only the salary earned through the date this Agreement is terminated and shall not be entitled to any payment pursuant to
               paragraph  4(a),  and  except  as  otherwise   provided  by  law,
               participation in benefit plans ceases upon termination of this Agreement, except that as of such termination date, all vesting requirements regarding then currently pending stock options shall be deemed fully completed.

         (d) Termination Related to a Change in Control. This paragraph will apply to any termination related to a Change in Control, as set forth herein.

               i. "Change in Control" means a change "in the ownership or effective control" or "in the ownership of a substantial portion of the assets" of The Bank, within the meaning of
                    Section 280G of the Internal Revenue Code. An initial public offering by The Bank will not, however, be deemed to be a Change in Control under this Agreement.

               ii. Notwithstanding the provisions of paragraph 4(a), if The Bank or its successors in interest by merger, or their transferees in the event of a purchase and assumption transaction, terminates this Agreement within six (6) months following a Change in Control, The Bank will pay the Officer eighteen (18) times the base compensation received by the Officer during the most recent calendar month ending on or prior to the effective date of termination, less statutory payroll deductions. Payment under this paragraph shall be made in accordance with The Bank's ordinary payroll policies and procedures, unless the parties mutually agree to a different payment schedule.

               iii. Limitations  on Payments  Related to Change in Control.  The
                    provisions of paragraph 4(d)(ii) shall not be applicable, and the Officer shall have no claim for payment under paragraph 4(d)(ii), if termination is pursuant to paragraphs 4(b) or 4(c), or if before the Change in Control transaction closes the Officer terminates her employment. If during the six (6) month period after the Change in Control transaction closes, the Officer voluntarily terminates her employment or refuses to renew this Agreement, the Officer shall not be entitled to payment under paragraph 4(d)(ii).

  6. Confidentiality. The Officer will not, after signing this Agreement, including during and after its Term, disclose to any other person or entity any confidential information concerning The Bank or its business operations or customers, or use for her own purposes or permit or assist in the use of such confidential information by third parties unless The Bank consents to the use or disclosures of their respective information, or disclosure is required by law or court order. The provisions of this paragraph survive the termination of the Officers employment by The Bank.

  7. Noncompetition. During the Term and for twelve (12) months after the Officer's employment with The Bank ends, the Officer will not become involved with a Competing Business or serve,


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      directly or  indirectly,  a Competing  Business in any matter.  "Competing
      Business" means any company that competes with or will compete with The Bank in Grays Harbor, Pacific, Wahkiakum, Whatcom, and Skagit Counties, or any other Washington or Oregon county in which The Bank maintains a banking office(s) at the time of the termination of this Agreement. "Competing Business" includes, without limitation, any existing or newly formed financial institution or trust company.

  8. Enforcement. The Bank and the Officer agree that, in light of all of the facts and circumstances of the relationship between The Bank and the Executive, the agreements referred to in paragraphs 5(a), 6 and 7 are fair and reasonably necessary for the protection of The Bank's confidential information, goodwill and other protectible interests. The parties acknowledge and agree that the time and expense involved in proving in any forum the actual damage or loss suffered by The Bank if there is a breach of paragraphs 5(a), 6 or 7 make this case appropriate for liquidated damages. Accordingly, The Bank and the Executive agree that the following schedule of liquidated damages is reasonable and fair, and shall be the amount of damages which the Executive shall pay to The Bank for each, separate breach of paragraphs 5(a), 6 or 7 by the Executive:

         a.    for a breach of paragraph 5(a), the sum of $25,000;

         b.    for a breach of paragraph 6, the sum of $100,000;

         c.    for a breach of paragraph 7, the sum of $250,000.

         For purposes of paragraph 7, a "separate breach" shall be deemed to have occurred with each Competing Business with which the Executive becomes involved or serves in violation of paragraph 7.

         Neither the breach of paragraphs 5(a), 6 or 7, nor the payment of liquidated damages by the Executive, shall affect the continuing validity or enforceability of this Agreement, or The Bank's right to seek and obtain injunctive relief. If a court of competent jurisdiction should decline to enforce any of these covenants and agreements, the Executive and the Bank hereby stipulate that the Court shall reform these provisions to restrict the Executive's use of confidential information and the Executive's ability to compete with The Bank to the maximum extent, in time, scope of activities, and geography, as the court finds enforceable.

  9. Miscellaneous Provisions. This Agreement constitutes the entire understanding between the parties concerning its subject matter. This Agreement will bind and inure to the benefit of The Bank's and the Officer's heirs, legal representatives, successors and assigns. This Agreement may be modified only through a written instrument signed by both parties. This Agreement will be governed and construed in accordance with Washington law, except that certain matters may be governed by federal law. Venue for enforcement of any terms of this Agreement shall be in Grays Harbor County, Washington.

            Signed as of April 21, 2005:

THE BANK OF THE PACIFIC             OFFICER

/s/ Dennis A. Long                  /s/ Denise Portmann
------------------                  -------------------
Dennis A. Long                      Denise Portmann
CEO                                 CFO

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